                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                           Current Report Pursuant to
                           Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 14, 2000
                              --------------------

                            Predictive Systems, Inc.
 -------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
 -------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

                  000-30422                    13-3808483
          ------------------------ ------------------------------------
          (Commission File Number) (I.R.S. Employer Identification No.)


                      417 Fifth Avenue, New York, NY 10016
 -------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                                 (212) 659-3400
 -------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                      N.A.
 -------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

 -------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS


         On December 14, 2000, Global Integrity Corporation, a Delaware corporation ("Global") merged with and into Grape Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Predictive Systems, Inc., a Delaware corporation ("Predictive"). The merger was completed pursuant to the terms of an Agreement and Plan of Reorganization, dated as of October 17, 2000, by and among Predictive, Merger Sub, Global and Science Applications International Corporation, a Delaware corporation, as amended. Global provides information security services to Fortune and Global 1000 companies. The consideration for the acquisition consisted of an aggregate of 5,240,275 shares of Predictive common stock, par value $0.001 per share, and $31,460,270 cash. Predictive also issued options to purchase 551,048 shares of Predictive common stock to employees of Global in exchange for their Global options. Additionally, the Global stockholders and optionholders have the right to earn up to an additional $14,012,500 in value (to be paid in cash to stockholders and additional options to optionholders) upon the achievement of certain revenue milestones by the acquired business.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         Predictive hereby files this Form 8K/A to file the financial statements and related pro forma consolidated financial statements required pursuant to
Item 7 of Form 8-K with respect to the acquisition of Global.


         (a)      Financial Statements of Business Acquired:


         Audited Financial Statements:


         1. Independent Auditors' Report.
         2. Global Statements of Operations for the years ended January 31, 2000 and 1999.
         3. Global Balance Sheets as of January 31, 2000 and 1999.
         4. Global Statements of Stockholder's (Deficit) Equity for the years ended January 31, 2000 and 1999.
         5. Global Statements of Cash Flows for the years ended January 31, 2000 and 1999.
         6. Global Notes to Financial Statements.


         Unaudited Financial Statements:


         1. Global Statements of Operations for the nine months ended October 31, 2000 and 1999.
         2.    Global Balance Sheet as of October 31, 2000.
         3. Global Statements of Cash Flows for the nine months ended October 31, 2000 and 1999.
         4.    Global Notes to Financial Statements.


         (b)      Pro Forma Financial Information:


         1. Unaudited Pro Forma Combined Condensed Statement of Operations for the nine months ended September 30, 2000.
         2. Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1999.
         3. Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 2000.
         4.    Notes to Unaudited Pro Forma Combined Condensed Financial
               Statements.

         (c)      Exhibits

   Exhibit Number                           Description

         2.1 Agreement and Plan of Reorganization, dated as of October 17, 2000, by and among Predictive, Merger Sub, Global and Science Applications International Corporation (incorporated by reference to Predictive's Form 8-K filed on December 27,
                  2000).

         2.2 Amendment No. 1 to the Agreement and Plan of Reorganization, dated December 12, 2000, by and among Predictive, Merger Sub, Global and Science Applications International Corporation (incorporated by reference to Predictive's Form 8-K filed on December 27, 2000).


         23.1     Independent Auditors' Consent.




         99.1 Press release, dated October 18, 2000, relating to the merger (incorporated by reference to Predictive's Form 8-K filed on December 27, 2000).

         99.2 Press release, dated December 15, 2000, relating to the merger (incorporated by reference to Predictive's Form 8-K filed on December 27, 2000).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Predictive Systems, Inc.
                                            -----------------------------------
                                            (Registrant)


                                            By: /s/ Ronald G. Pettengill, Jr.
                                            -------------------------------
                                            Name:   Ronald G. Pettengill, Jr.
                                            Title:  Chief Executive Officer



                                            Dated:  February 27, 2001

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

                          AUDITED FINANCIAL STATEMENTS

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Global Integrity Corporation

We have audited the accompanying balance sheets of Global Integrity Corporation (a wholly-owned subsidiary of Science Applications International Corporation) (the "Company") as of January 31, 2000 and 1999, and the related statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A to the financial statements, the accompanying financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of certain expenses represent corporate allocations made from items applicable to Science Applications International Corporation as a whole.



/s/ DELOITTE & TOUCHE LLP


San Diego, California
December 1, 2000

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

                            STATEMENTS OF OPERATIONS

                                                                       Year ended January 31
                                                         ---------------------------------------------
                                                               2000                        1999
                                                         -----------------           -----------------
                                                                         (in thousands)
Revenues...........................................      $          20,273           $          30,784
Costs and expenses:
  Cost of revenues.................................                 14,312                      19,762
  Selling, general and administrative expenses.....                 12,166                      11,077
                                                         -----------------           -----------------

Operating loss.....................................                 (6,205)                        (55)
                                                         ------------------          ------------------

  Interest expense.................................                   (425)                       (734)
                                                       --------------------        --------------------
Loss before benefit for income taxes...............                 (6,630)                       (789)
Benefit for income taxes ..........................                 (2,536)                       (252)
                                                         ------------------          ------------------
Net loss...........................................      $          (4,094)          $            (537)
                                                         ==================          ==================



See accompanying notes to financial statements.

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

                                 BALANCE SHEETS

                                                                        January 31
                                                           -----------------------------------
                                                                2000                 1999
                                                           -------------         -------------
                                                                       (in thousands)

                                              ASSETS

Current assets:
  Receivables, net.............................            $       4,921         $       6,043
  Prepaid expenses and other current assets....                      708                   207
                                                           -------------         -------------
       Total current assets....................                    5,629                 6,250
Property and equipment.........................                    1,925                 2,468
Deferred income taxes..........................                       80                     -
                                                           -------------         -------------
                                                           $       7,634         $       8,718
                                                           =============         =============

                          LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY

Current liabilities:
  Accounts payable and accrued liabilities............     $       1,194         $       1,088
  Accrued payroll and employee benefits...............             1,229                 1,266
  Collections in excess of revenues on
   uncompleted contracts..............................             1,582                 1,298
  Due to parent.......................................             5,089                 2,423
                                                           -------------         -------------
       Total current liabilities......................             9,094                 6,075
  Deferred income taxes...............................                 -                     9
Stockholder's (deficit) equity:
  Common stock, $.001 par value.......................                16                    16
  Retained (deficit) earnings.........................            (1,476)                2,618
                                                           --------------        -------------
       Total stockholder's (deficit) equity...........            (1,460)                2,634
                                                           --------------        -------------
                                                           $       7,634         $       8,718
                                                           =============         =============


See accompanying notes to financial statements.

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

                   STATEMENT OF STOCKHOLDER'S (DEFICIT) EQUITY

                                                          Common stock
                                                          ------------
                                                           32,000,000
                                                             shares                              Total
                                                           authorized          Retained       stockholder's
                                                     ---------------------     (deficit)        (deficit)
                                                       Shares      Amount      earnings         equity
                                                     --------    --------     ----------   -----------------
                                                                          (in thousands)
Balance at February 1, 1998                                 -    $      -     $    3,155   $           3,155
Net loss........................................                                    (537)               (537)
Issuance of common stock upon
incorporation of business.......................       16,000          16                                 16
                                                     --------    --------     ----------   -----------------
Balance at January 31, 1999                            16,000          16          2,618               2,634
Net loss........................................                                  (4,094)             (4,094)
                                                     --------    --------     -----------  ------------------
Balance at January 31, 2000                            16,000    $     16     $   (1,476)  $          (1,460)
                                                     ========    ========     ===========  ==================



See accompanying notes to financial statements.

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

                            STATEMENTS OF CASH FLOWS

                                                                           Year ended January 31
                                                                          ----------------------
                                                                            2000          1999
                                                                          --------      --------
                                                                              (in thousands)
Cash flows from operating activities:
  Net loss ..........................................................     $(4,094)       $  (537)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization ...................................         727            485
    Loss on disposal of property and equipment ......................         182            253
    Increase (decrease) in cash resulting from changes in:
      Receivables, net ..............................................       1,122          2,689
      Prepaid expenses and other current assets .....................        (397)           246
      Deferred income taxes .........................................        (267)           299
      Accounts payable and accrued liabilities ......................         180         (1,371)
      Accrued payroll and employee benefits .........................         (37)           129
      Collections in excess of revenues on uncompleted contracts ....         284            300
                                                                          -------        -------
                                                                           (2,300)         2,493
Cash flows from investing activities:

    Expenditures for property and equipment .........................        (366)        (1,985)

Cash flows from financing activities:

      Due to parent .................................................       2,666           (508)
                                                                          -------        -------

  Increase in cash ..................................................        --             --
  Cash at beginning of year .........................................        --             --
                                                                          -------        -------
  Cash at end of year ...............................................     $  --          $  --
                                                                          =======        =======


See accompanying notes to financial statements.

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)


                          NOTES TO FINANCIAL STATEMENTS

Note A - Overview and Basis of Presentation:

Global Integrity Corporation (the "Company"), a wholly-owned subsidiary of Science Applications International Corporation ("SAIC") began operations in 1996 as the SAIC Center for Information Protection, which was operated as an unincorporated business of SAIC, and was incorporated in Delaware in May 1998. The Company authorized 5,000,000 shares of $.001 par value of preferred stock, with no shares issued and outstanding, and 32,000,000 shares of common stock, with 16,000,000 shares issued and outstanding to SAIC.

The Company provides consulting services in electronic security and information protection, specifically directed at ensuring the safety of information systems and electronic transactions. The Company's services include a full complement of e-business security monitoring, incident response, consulting and engineering and information sharing services.

The accompanying financial statements include the operations of the Company and the revenues and expenses of various SAIC business units directly related to work performed for the Company in providing information protection services.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the assets, liabilities, operating results and cash flows of the Company and have been prepared using SAIC's historical basis in the assets and liabilities and the historical results of operations of the Company. They include allocations of certain SAIC corporate expenses (Note I). However, the financial information included herein may not reflect the financial position, operating results, changes in stockholder's (deficit) equity and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

In September 1999, the Company performed a review of its contracts in progress to determine if they were in alignment with the Company's strategy of specifically offering core information security services. As a result of the review, two contracts, associated assets and liabilities, and certain personnel were transferred to a different SAIC organization because the services being rendered were not associated with the Company's core business. Revenues related to these contracts from inception of the Company to the date of transfer are reflected in the accompanying financial statements and were approximately $3,378,000 and $3,594,000 for the years ended January 31, 2000 and 1999, respectively, with related costs of revenues of approximately $2,663,000 and $2,036,000 for the same periods, respectively. Had the Company excluded the revenue and costs of revenues for these transferred contracts from the accompany financial statements, revenues would have been $16,895,000 and $27,190,000 for the years ended January 31, 2000 and 1999, respectively, and operating loss would have been $6,920,000 and $1,613,000 for the same periods, respectively.

Note B - Summary of Significant Accounting Policies:

Revenue recognition

The Company's revenues result from contract services performed for commercial customers and the U.S. government or from subcontracts with other contractors engaged in work for the U.S. government under a variety of contracts, some of which provide for reimbursement of cost plus fees and others which are fixed-price or time-and-materials type contracts. Generally, revenues

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

and fees on these contracts are recognized as services are performed, using the percentage-of-completion method of accounting. The Company has incurred costs on projects for which the Company has been requested to begin work under a new contract or extend work under an existing contract, but for which formal contracts or contract modifications have not been executed. In accordance with Statement of Position ("SOP") No. 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," these costs have been deferred and are reflected in prepaids and other current assets in the accompanying balance sheets (Note C).

Revenues from subscription services are recognized on a straight-line basis over the period the services are provided. Amounts billed but not yet recognized as revenue under certain types of contracts are deferred in the accompanying balance sheets.

The Company provides for anticipated losses on contracts by a charge to income during the period in which the losses are first identified.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Company's financial statements and accompanying notes. Actual results could differ from those estimates.

Benefit for income taxes

The Company's operating results have been included in SAIC's consolidated U.S. and state income tax returns and in tax returns of certain SAIC foreign subsidiaries. The benefit for income taxes in the Company's financial statements has been determined as if the Company was a separate taxpayer. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Cash

SAIC manages cash on a centralized basis. Cash receipts associated with the Company's business have been transferred to SAIC on a daily basis and SAIC has funded the Company's disbursements. Such transactions have been reflected in the due to parent balance on the accompanying balance sheets.

Property and equipment

Depreciation and amortization of property and equipment are provided over the estimated useful lives of the assets, primarily using the double declining-balance method. The useful lives are three to ten years for equipment. Leasehold improvements are amortized on a straight-line method over the shorter of the asset life or the lease term.

Additions to property and equipment together with major renewals and betterments are capitalized. Maintenance, repairs and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization is removed from the accounts and any resulting gain or loss is recognized.

Impairment of long-lived assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or circumstances have made recovery of the assets carrying value unlikely and the carrying amount of the asset exceeds the expected future undiscounted cash flows. When the carrying

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

amount of the asset exceeds the expected future undiscounted cash flows, an impairment loss is recognized to reduce the assets carrying amount to its estimated fair value based on the present value of the estimated expected future cash flows.

Stock based compensation

The Company accounts for employee stock based compensation using the intrinsic-value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No compensation cost has been recognized by the Company for such employee stock plans. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," provides an alternative accounting method to APB No. 25 and requires additional pro forma disclosures (Note F).

Comprehensive loss

The Company has no components of other comprehensive loss and accordingly, comprehensive loss is the same as net loss for all periods presented.

Recent pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after January 31, 2001. The Company does not believe it has any derivative instruments or hedging activities which would be affected by SFAS No. 133.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." SAB No. 101 provides the SEC staff's views on applying the generally accepted accounting principles to selected revenue recognition issues. The Company will adopt SAB No. 101 in the fourth quarter ending January 31, 2001 and does not expect the adoption of SAB No. 101 to have a material impact on the Company's financial statements.

Note C - Composition of Certain Financial Statement Captions:

                                                                                   January 31
                                                                        ------------------------------
                                                                              2000                1999
                                                                        ----------------    ----------
                                                                                  (in thousands)
Prepaid expenses and other current assets:
  Prepaid expenses..................................................    $           133     $          55
  Deferred contract costs...........................................                467               137
  Deferred taxes....................................................                104                 -
  Other.............................................................                  4                15
                                                                        ---------------     -------------
                                                                        $           708     $         207
                                                                        ===============     =============
Property and equipment at cost:
  Computers and other equipment.....................................    $         2,085     $       1,828
  Leasehold improvements............................................              1,036             1,174
  Office furniture and fixtures.....................................                289               331
                                                                        ---------------     -------------
                                                                                  3,410             3,333
  Less accumulated depreciation and amortization....................              1,485               865
                                                                        ---------------     -------------
                                                                        $         1,925     $       2,468
                                                                        ===============     =============
Accounts payable and accrued liabilities:

  Accounts payable..................................................    $           368     $         913
  Other accrued liabilities.........................................                826               175
                                                                        ---------------     -------------
                                                                        $         1,194     $       1,088
                                                                        ===============     =============

Accrued payroll and employee benefits:
  Salaries and amounts withheld from employees'
     compensation...................................................    $           305     $         342
  Accrued vacation..................................................                603               541
  Accrued bonuses...................................................                321               383
                                                                        ---------------     -------------
                                                                        $         1,229     $       1,266
                                                                        ===============     =============

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

Note D - Receivables:

                                                                                      January 31
                                                                             -----------------------------
                                                                                  2000             1999
                                                                             ------------      -----------
                                                                                      (in thousands)
  Billed.....................................................                $      4,417      $     4,606
  Unbilled ..................................................                         612            1,577
                                                                             ------------      -----------
  Total accounts receivable..................................                       5,029            6,183
  Less - Allowances for uncollectible accounts ..............                         108              140
                                                                             ------------      -----------
  Receivables, net...........................................                $      4,921      $     6,043
                                                                             ============      ===========

The balance of unbilled receivables consists of costs and fees billable on contract completion or other specified events, the majority of which is expected to be billed and collected within one year.

Note E - Interest Allocation:

Interest expense of $425,000 and $723,000 for 2000 and 1999, respectively, was allocated by SAIC to the Company based upon SAIC's cost of capital calculation. Since inception, the Company participated in SAIC's centralized cash management system whereby cash received from operations was transferred to SAIC's centralized cash accounts and cash disbursements were funded from such centralized cash accounts. Accordingly, the SAIC cost of capital formula provides for charges and credits to the Company based upon management of certain assets, including accounts receivable and fixed assets. Such amounts are not necessarily indicative of the cost that would have been incurred if the Company had been operated as a separate entity.

Note F - Employee Stock Plans:

SAIC Stock Option Plans

Certain of the Company's officers and employees participate in SAIC's stock option plans and the SAIC Employee Stock Purchase Plan ("ESPP"). As of January 31, 2000 and 1999, 197,392 and 192,280 SAIC stock options were held by employees of the Company, of which 154,964 and 162,052 were exercisable, respectively. Options under the SAIC plan are granted at fair market value at the date of grant and for terms not greater than ten years. Options granted under these plans generally become exercisable 20%, 20%, 20% and 40% after one, two, three and four years, respectively.

If the Company had elected to recognize compensation expense in 2000 and 1999, based upon the fair value at the grant dates for stock options awards granted and for shares issued under the ESPP, net income would have been reduced by approximately $73,000 and $84,000, respectively. The fair value of these options was estimated at the date of grant using the Black-Scholes option

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

pricing model with the following assumptions: no dividend yield, no volatility, risk-free interest rates ranging from 4.6% and 6.8% and expected lives of five years.

Global Integrity Stock Option Plan

Employees officers and directors of the Company also participate in the Global Integrity Stock Option Plan. As of January 31, 2000 and 1999, 1,708,400 and 1,820,600 options for Global Integrity stock were outstanding. Of the outstanding options, 965,100 were vested at January 31, 2000. No options were vested as of January 31, 1999. Options under the Global Integrity Stock Option Plan are priced at the estimated fair market value at the measurement date and for terms not greater than ten years. Options under these plans generally become exercisable 30%, 30%, 20% and 20% after one, two, three and four years, respectively.

If the Company had elected to recognize compensation expense in 2000 and 1999, based upon the fair value at the grant dates for stock option awards granted, net income would have been reduced by approximately $443,000 and $582,000, respectively. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, no volatility, risk-free interest rates ranging from 4.6% and 6.4% and expected lives of five years.

A summary of changes in outstanding options under the Company's option plan during the two years ended January 31, 2000, is as follows:

                                                                                     Shares of
                                       Shares of                                    common stock
                                      common stock        Weighted average          exercisable
                                      under options        exercise price           under options
                                      -------------       ----------------          -------------
January 31, 1998............                      -       $          -                        -
  Options granted...........              2,214,500       $          7.90
  Options canceled..........               (393,900)      $          7.93
  Options exercised.........                      -       $          -
January 31, 1999............              1,820,600       $          7.89                     -
  Options granted...........                933,000       $          5.93
  Options canceled..........             (1,045,200)      $          7.45
  Options exercised.........                      -       $          -
January 31, 2000............              1,708,400       $          7.09               965,100

Note G - Employee Benefit Plans:

SAIC Benefit Plans

Employees of the Company participate in various SAIC benefit plans, subject to the applicable eligibility requirements, which include a profit sharing plan, an employee stock retirement plan, a cash or deferred arrangement plan, an employee stock purchase plan and various other cash and bonus compensation plans. SAIC charges the Company directly for the costs of such employee benefit plans. The costs charged to income were approximately $946,000 and $1,163,000 for 2000 and 1999, respectively, and are reflected in costs of sales and selling, general and administrative expenses in the accompanying statement of operations. Charges related to the administration of the SAIC benefit plans in which employees of the Company participate are included within the SAIC general corporate allocations (Note I).

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

Note H - Benefit for Income Taxes:

The benefit for income taxes is comprised of:

                                                                  Year ended January 31
                                                             -----------------------------
                                                                 2000             1999
                                                             --------------  -------------
                                                                      (in thousands)
U.S. federal taxes:
  Current...............................................     $    (2,041)    $      (496)
  Deferred..............................................            (240)            269
State taxes:
   Current..............................................            (228)            (55)
   Deferred.............................................             (27)             30
                                                             ------------    -----------
                                                             $    (2,536)    $      (252)
                                                             ===========     ===========


Deferred income taxes are provided for income and expense items recognized in different years for tax and financial reporting purposes. Deferred tax assets (liabilities) are comprised of the following:

                                                                  Year ended January 31
                                                             -----------------------------
                                                                 2000            1999
                                                             --------------  -------------
                                                                      (in thousands)
Property and equipment..................................     $        57     $         -
Accrued vacation and other compensation.................             369             195
                                                             -----------     -----------
         Total deferred tax assets......................             426             195
                                                             -----------     -----------
Property and equipment..................................               -             (26)
Deferred revenue, net of reserves.......................            (242)           (252)
                                                             -----------     -----------
         Total deferred tax liabilities.................            (242)           (278)
                                                             -----------     -----------
Net deferred tax asset (liabilities)....................     $       184     $       (83)
                                                             ===========     ===========

The current portion of the deferred tax asset is $104,000 at January 31, 2000 and is included in other current assets. The current portion of the deferred tax liability is $74,000 at January 31, 1999 and is included in accrued liabilities. Losses reflected on the Company's financial statements are included in SAIC's consolidated tax return. Accordingly, no valuation allowance has been established for the deferred tax assets. However, had the Company not operated as a subsidiary of SAIC, a valuation allowance may have been necessary.

A reconciliation of the benefit for income taxes to the amount computed by applying the statutory federal income tax (35%) to income before taxes follows:

                                                                     Year ended January 31
                                                               ------------------------------
                                                                     2000            1999
                                                               --------------   -------------
                                                                         (in thousands)
Amount computed at statutory rate .........................    $       (2,320)  $        (276)
State income taxes, net of federal tax benefit.............              (255)            (31)
Non-deductible meals, travel and entertainment.............                39              55
                                                               --------------   -------------
                                                               $       (2,536)  $        (252)
                                                               ===============  ==============

Note I - Transactions with SAIC:

The Company has recognized revenues from services provided to SAIC business units of approximately $271,000 and $50,000 during 2000 and 1999, respectively.

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

The Company engaged SAIC business units to perform work on customer contracts, and the costs charged to the Company by those business units are reflected as cost of sales on the accompanying statements of operations. Costs charged by those business units were approximately $1,232,000 and $2,917,000 in 2000 and 1999, respectively. The revenues related to these costs are also reflected on the accompanying statements of operations and were approximately $1,608,000 and $3,666,000 in 2000 and 1999, respectively.

The Company's statements of operations includes allocations from SAIC for legal, accounting, treasury, human resources, real estate, payroll, information services, and other corporate services. These allocations have been determined on a basis that the Company and SAIC considered to be reasonable reflections of the utilization of services provided or the benefit received by the Company. The allocation methods include specific identification, relative revenues or costs, square footage or headcount. Allocated costs are reflected in selling, general and administrative expenses and were approximately $562,000 and $867,000 in 2000 and 1999, respectively.

Note J - Commitments:

The Company leases certain real and personal property under noncancelable operating leases. Most of the leases require the Company to pay maintenance and operating expenses such as taxes, insurance and utilities and also contain certain renewal options extending the leases from one to twenty years. Certain of the leases contain purchase options and provisions for periodic rate escalations to reflect cost-of-living increases. Certain equipment, primarily computer-related, is leased under short-term or cancelable operating leases. Rental expense for facilities and equipment was approximately $1,597,000 in 2000 and $978,000 in 1999.

Minimum rental commitments, primarily for facilities, under all non-cancelable operating leases in effect at January 31, 2000 are payable as follows (in thousands):

          Year ending January 31
          ----------------------
          2001 .......................     $1,139
          2002 .......................        922
          2003 .......................        758
          2004 .......................        694
          2005 .......................        657
          2006 and after .............        105
                                           ------
          Total minimum lease payments     $4,275
                                           ======

The Company utilizes certain facilities and equipment under which SAIC is the primary lessee.

Note K - Contingencies:

The Company is involved from time to time in lawsuits, claims, investigations and proceedings, including patent, commercial and environmental matters, which arise in the ordinary course of business. There are no such matters pending that the Company expects to be material in relation to its business, financial conditions, results of operations or cash flows.

Note L - Subsequent Event:


On October 17, 2000, Predictive Systems, Inc. ("Predictive"), a leading network infrastructure consulting firm, entered into a definitive agreement to acquire the Company. Under the terms of the agreement, Predictive will issue approximately 5,800,000 shares of its common stock and up

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)

to approximately $28,500,000 of cash in exchange for all of the Company's shares and outstanding options plus up to $3,000,000 in cash for due to parent repayment. Any remaining due to parent balance will not be assumed by Predictive. If the Company achieves certain performance conditions in calendar year 2001, additional purchase price will be paid to SAIC in cash and to the Company's option holders in Predictive options. The acquisition has been approved by both companies' Boards of Directors and is subject to various closing conditions.

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)


                         UNAUDITED FINANCIAL STATEMENTS

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)


                            STATEMENTS OF OPERATIONS

            FOR THE NINE-MONTH PERIOD ENDED OCTOBER 31, 2000 and 1999
                            (unaudited, in thousands)



                                                                2000                     1999
                                                         -----------------         -----------------
Revenues...........................................      $          18,122                  $ 14,554
Costs and expenses:
  Cost of revenues.................................                 10,621                    10,479
  Selling, general and administrative expenses.....                  6,757                     8,634
  Depreciation and amortization....................                    455                       563
                                                         -----------------         -----------------

Operating income (loss)............................                    289                    (5,122)
                                                         -----------------         -----------------
Non-operating expense:
  Interest expense.................................                    199                       351
                                                         -----------------         -----------------
Income (loss) before income taxes..................                     90                    (5,473)
Provision (benefit) for income taxes ..............                     74                    (2,093)
                                                         -----------------         -----------------
Net income (loss) .................................      $              16                  $ (3,380)
                                                         =================         =================



See accompanying notes to financial statements.

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)


                                  BALANCE SHEET

                                OCTOBER 31, 2000
               (unaudited, dollars in thousands, except par value)



                                     ASSETS

Current assets:
  Cash.........................................             $          12
  Receivables, net.............................                     6,012
  Prepaid expenses and other current assets....                       466
                                                            -------------
       Total current assets....................                     6,490
Property and equipment.........................                     1,636
Deferred income taxes..........................                       108
                                                            -------------
                                                            $       8,234
                                                            =============

                    LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
  Accounts payable and accrued liabilities............      $         520
  Accrued payroll and employee benefits...............              2,260
  Deferred income taxes...............................                 67
  Taxes payable.......................................                 96
  Collections in excess of revenues on
     uncompleted contracts............................              1,318
  Due to parent.......................................              5,417
                                                            -------------
       Total current liabilities......................              9,678
Stockholder's deficit:
  Common stock, $.001 par value.......................                 16
  Retained deficit....................................             (1,460)
                                                            --------------
       Total stockholder's deficit....................             (1,444)
                                                            --------------
                                                            $        8,234
                                                            ==============



See accompanying notes to financial statements.

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)


                            STATEMENTS OF CASH FLOWS

            FOR THE NINE-MONTH PERIOD ENDED OCTOBER 31, 2000 AND 1999
                           (unaudited, in thousands)



                                                                                                2000              1999
                                                                                             ---------         ---------
Cash flows from operating activities:
  Net income (loss)..................................................................        $      16          $(3,380)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization....................................................              455              563
    Loss on disposal of property and equipment.......................................               60              162
    Increase (decrease) in cash resulting from changes in:
      Receivables, net...............................................................           (1,091)
      Prepaid expenses and other current assets......................................              138              687
      Deferred income taxes..........................................................              143             (212)
      Accounts payable and accrued liabilities.......................................             (674)            (267)
      Accrued payroll and employee benefits..........................................            1,031             (384)
      Taxes payable..................................................................               96              646
      Collections in excess of revenues on uncompleted contracts.....................             (264)            (352)
                                                                                             ---------        ---------
                                                                                                   (90)          (2,537)
Cash flows from investing activities:
      Expenditures for property and equipment........................................             (276)            (232)

Cash flows from financing activities:
      Due to parent..................................................................              378            2,769
                                                                                             ---------        ---------

  Increase in cash...................................................................               12                -
  Cash at beginning of period........................................................                -                -
                                                                                             ---------        ---------
  Cash at end of period..............................................................        $      12          $     -
                                                                                             =========        =========



See accompanying notes to financial statements.

                          GLOBAL INTEGRITY CORPORATION
  (a wholly-owned subsidiary of Science Applications International Corporation)


                         NOTES TO FINANCIAL STATEMENTS
                                  (unaudited)


(1) BASIS OF PRESENTATION



         The financial statements and accompanying financial information as of October 31, 2000 and for the nine months ended October 31, 2000 and 1999 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position of the Company at such dates and the operating results and cash flows for those periods. The financial statements included herein have been prepared in accordance with generally accepted accounting principles and the instructions of Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the Company's audited financial statements for the years ended January 31, 2000 and 1999. Results for interim periods are not necessarily indicative of results for the entire year.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARIES



           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS



The following unaudited pro forma combined condensed financial statements combine the historical statements of operations of Predictive Systems, Inc., ("Predictive") with the historical statements of operations of Global Integrity Corporation ("Global") (Predictive and Global are collectively referred to as the "Combined Company") after giving effect to Predictive's acquisition of Global as if the acquisition had occurred January 1, 1999, and the historical balance sheet of Predictive and Global as if the acquisition occurred on September 30, 2000.

The fiscal year of Predictive ends on December 31st and the fiscal year of Global ends on January 31st. For purposes of presenting the unaudited pro forma combined condensed statement of operations, the historical statements of Predictive for the year ended December 31, 1999 were combined with the historical statements of Global for the year ended January 31, 2000. In addition, the unaudited historical statements of Predictive for the nine months ended September 30, 2000 were combined with the unaudited statements of Global for the nine months ended October 31, 2000. For purposes of presenting the unaudited pro forma combined condensed balance sheet, the historical balance sheet of Predictive as of September 30, 2000 was combined with the historical balance sheet of Global as of October 31, 2000.



The unaudited pro forma combined condensed financial information is presented for informational purposes only. These pro forma amounts are not necessarily indicative of the results of operations of the Combined Company that would have actually occurred had the acquisition been consummated on January 1, 1999 or of the financial condition of the Combined Company had the acquisition been consummated as of September 30, 2000 or of the future results of operations or financial condition of the Combined Company. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements for Predictive and the historical financial statements of Global. The unaudited pro forma combined condensed statements of operations and the unaudited pro forma combined condensed balance sheet do not reflect the operating results of Predictive and Global from September 30, 2000 through the closing date of the acquisition (December 14, 2000) and any cost savings the Combined Company expects to achieve as a result of the acquisition.

On October 16, 2000, Predictive acquired Synet Service Corporation ("Synet"), in a transaction accounted for as a purchase. Synet is a network and systems management consulting firm that works with organizations to improve the availability and reliability of e-commerce applications and network infrastructure. The consideration for the acquisition consisted of an aggregate of 1,922,377 shares of Predictive common stock, par value $0.001 per share, plus nine million dollars ($9,000,000) cash including certain transaction expenses. Predictive also issued options to purchase 242,459 shares of Predictive common stock to employees of Synet, in exchange for their Synet options. In the financial statements below, we also include the financial results that might have occurred if Predictive's acquisition of Synet had been completed previously, in each case as if the acquisition had been consummated at the beginning of the earliest period presented. For more information regarding the Company's acquisition of Synet and the related pro forma adjustments refer to the previously filed Form 8-K dated October 31, 2000, as amended by the Form 8-K/A dated January 2, 2001.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                  (dollars in thousands, except per share data)




                                                       Synet
                                              -----------------------------   Predictive/Synet
                                  Predictive                  Pro Forma          Pro Forma
                                  Historical  Historical(a)  Adjustments(a)      Combined(a)
                                  ----------  -------------  --------------   ----------------
Revenues                           $ 67,087      $ 7,723        $      -        $ 74,810
Cost of revenues                     34,789        3,402               -          38,191
                                  ----------  -----------     -----------     -----------

       Gross profit                  32,298        4,321               -          36,619

Sales, marketing, general
  and administrative                 27,765        4,663               -          32,428
Depreciation and amortization         1,806          163           4,817           6,786
Noncash compensation expense             57        3,583             112           3,752
                                  ----------  -----------     -----------     -----------

       Operating profit (loss)        2,670       (4,088)         (4,929)         (6,347)

Other income (expense):
     Interest income                  5,307           22               -           5,329
     Other expense                      (16)         (16)              -             (32)
     Interest expense                   (44)         (70)              -            (114)
                                  ----------  -----------     -----------     -----------

Income (loss) before income tax       7,917       (4,152)         (4,929)         (1,164)

Income tax provision                  3,443            7               -           3,450
                                  ----------  -----------     -----------     -----------

Net income (loss)                   $ 4,474     $ (4,159)       $ (4,929)     $   (4,614)
                                  ==========  ===========     ===========     ===========

Net income (loss) per share:
  Basic                              $ 0.18                                   $    (0.17)
                                  ==========                                  ===========

Net income (loss) per share:
  Diluted                            $ 0.13                                   $    (0.17)
                                  ==========                                  ===========

Weighted average shares
  outstanding: Basic               25,195,475                   1,400,612      26,596,087
                                  ==========                  ===========     ===========

Weighted average shares
  outstanding: Diluted            33,844,093                                  26,596,087
                                  ==========                                  ===========


                                            Global
                                    ------------------------
                                                  Pro Forma      Pro Forma
                                    Historical   Adjustments      Combined
                                    ----------   -----------     ----------
Revenues                            $ 18,122     $      -        $   92,932
Cost of revenues                      10,621            -            48,812
                                    ----------   -----------     ----------

       Gross profit                    7,501            -            44,120

Sales, marketing, general and
  administrative                       6,757            -            39,185
Depreciation and amortization            455       11,808 (1)        19,049
Noncash compensation expense               -           23 (2)         3,775
                                    ----------   -----------     ----------

       Operating profit (loss)           289       (11,831)         (17,889)

Other income (expense):
     Interest income                       -            -             5,329
     Other expense                         -            -               (32)
     Interest expense                   (199)           -              (313)
                                    ----------   -----------     ----------

Income (loss) before income tax           90      (11,831)          (12,905)

Income tax provision                      74            -             3,524
                                    ----------   -----------     ----------

Net income (loss)                   $     16     $(11,831)       $  (16,429)
                                    ==========   ===========     ==========

Net income (loss) per share:
  Basic                                                          $    (0.52)
                                                                 ==========

Net income (loss) per share:
  Diluted                                                        $    (0.52)
                                                                 ==========

Weighted average shares
  outstanding: Basic                              5,240,275 (3)  31,836,362
                                                ===========      ==========

Weighted average shares
  outstanding: Diluted                                           31,836,362
                                                                 ==========



   The accompanying notes to unaudited pro forma combined condensed financial statements are an integral part of this statement.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                  (dollars in thousands, except per share data)



                                                        Synet
                                                --------------------------      Predictive/Synet
                                    Predictive                    Pro Forma        Pro Forma
                                    Historical  Historical(a)   Adjustments(a)     Combined(a)
                                    ----------  -------------   --------------  ----------------
Revenues                             $ 52,745     $ 7,143        $      -         $ 59,888
Cost of revenues                       27,465       3,781               -           31,246
                                    ----------  ----------       ----------       ----------

       Gross profit                    25,280       3,362               -           28,642

Sales, marketing, general and
  administrative                       25,287       3,309               -           28,596
Depreciation and amortization           1,083         183           6,423            7,689
Noncash compensation expense               48           -             158              206
                                    ----------  ----------      ----------       ----------

       Operating loss                  (1,138)       (130)         (6,581)          (7,849)

Other income (expense):
     Interest income                      944           1               -              945
     Other income                          76           -               -               76
     Interest expense                    (157)        (46)              -             (203)
                                    ----------  ----------      ----------       ----------

Loss before income tax
 provision (benefit)                     (275)       (175)         (6,581)          (7,031)

Income tax provision (benefit)            682          20               -              702
                                    ----------  ----------      ----------       ----------

Net loss                               $ (957)     $ (195)       $ (6,581)        $ (7,733)
                                    ==========  ==========      ==========       ==========

Net loss per share: Basic and
  Diluted                           $   (0.08)                                     $ (0.57)
                                    ==========                                   ==========

Weighted average shares
  outstanding: Basic and
  Diluted                           12,137,560                   1,400,612       13,538,172
                                    ==========                  ==========       ==========



                                            Global
                                     ------------------------
                                                  Pro Forma     Pro Forma
                                     Historical  Adjustments    Combined
                                     ----------  -----------   ----------
Revenues                             $ 20,273    $       -      $ 80,161
Cost of revenues                       14,312            -        45,558
                                     ----------   ----------     ---------

       Gross profit                     5,961            -        34,603

Sales, marketing, general and
  administrative                       11,439            -        40,035
Depreciation and amortization             727       15,744 (1)    24,160
Noncash compensation expense                -           30 (2)       236
                                    ----------   ----------     ---------

       Operating loss                  (6,205)     (15,774)      (29,828)

Other income (expense):
     Interest income                        -            -           945
     Other income                           -            -            76
     Interest expense                    (425)           -          (628)
                                    ----------   ----------     ---------

Loss before income tax
 provision (benefit)                   (6,630)     (15,774)      (29,435)

Income tax provision (benefit)         (2,536)           -        (1,834)
                                    ----------   ----------     ---------

Net loss                             $ (4,094)   $ (15,774)     $ (27,601)
                                    ==========   ==========     =========

Net loss per share: Basic and
  Diluted                                                        $ (1.47)
                                                                =========

Weighted average shares
  outstanding: Basic and Diluted                  5,240,275 (3) 18,778,447
                                                 ==========     =========




   The accompanying notes to unaudited pro forma combined condensed financial statements are an integral part of this statement.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                             (dollars in thousands)



                                                                    Synet
                                                           --------------------------------    Predictive/Synet
                                            Predictive                         Pro Forma          Pro Forma
                                            Historical     Historical(a)     Adjustments(a)       Combined(a)
                                            ----------     -------------    --------------    ----------------

                  ASSETS
Current assets
    Cash and cash equivalents               $ 124,864       $    81          $ (8,381)           $ 116,564
    Investment in marketable securities,
      at market value                           8,948             -                -                 8,948
    Accounts receivable, net                   22,005         1,628                -                23,633
    Unbilled work in process                    2,639           447                -                 3,086
    Notes receivable - employees                  202             -                -                   202
    Deferred tax asset                          6,497             -                -                 6,497
    Prepaid expenses and other
      current assets                            1,376           204                -                 1,580
                                            ----------     ---------         --------            ----------

      Total current assets                    166,531         2,360           (8,381)              160,510

Property and equipment, net                     7,107           143                -                 7,250
Deferred tax asset                                  -             -                -                     -
Intangibles, net                                3,297           184             (184)               35,412
                                                                              32,115
Other assets                                      279            47                -                   326
                                            ----------     ---------        --------             ----------

          Total assets                      $ 177,214       $ 2,734         $ 23,550             $ 203,498
                                            ==========     =========        ========             ==========

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Accounts payable and accrued expenses     $ 9,377       $ 1,338          $ 1,700              $ 12,415
    Current portion of capital lease
      obligations                                 172             -                -                   172
    Due to parent                                   -             -                -                     -
    Notes payable                                   -         1,032                -                 1,032
    Income taxes payable                          127             -                -                   127
    Deferred income tax liability                 395             -                -                   395
    Deferred income                               514           305                -                   819
                                            ----------     ---------         --------            ----------

      Total current liabilities                10,585         2,675            1,700                14,960
                                            ----------     ---------         --------            ----------

Noncurrent liabilities
    Capital lease obligations                     163             -                -                   163
    Deferred rent                                 507             -                -                   507
    Other long-term liabilities                     -           140                -                   140
                                            ----------     ---------         --------            ----------

      Total noncurrent liabilities                670           140                -                   810
                                            ----------     ---------         --------            ----------

      Total liabilities                        11,255         2,815            1,700                15,770
                                            ----------     ---------         --------            ----------

Commitments and Contingencies

Stockholders' equity
    Common stock                                   27            17              (15)                   29
    Additional paid-in capital                161,566         4,082           18,647               184,295
    Deferred compensation                        (200)            -             (474)                 (674)
    Retained earnings                           4,844        (3,685)           3,684                 4,843
    Accumulated other comprehensive loss         (278)           (8)               8                  (278)
    Receivables from stock option exercises         -          (487)               -                  (487)
                                            ----------     ---------         --------            ----------

      Total stockholders' equity              165,959           (81)          21,850               187,728
                                            ----------     ---------         --------            ----------

          Total liabilities and
            stockholders equity             $ 177,214       $ 2,734          $ 23,550            $ 203,498
                                            ==========     =========         ========            ==========

                                                      Global
                                              ------------------------
                                                            Pro Forma       Pro Forma
                                              Historical   Adjustments      Combined
                                              ----------   -----------     ----------

                  ASSETS
Current assets
    Cash and cash equivalents                 $      12      $ (31,460)(4)  $ 85,116
    Investment in marketable securities,
      at market value                                 -             -          8,948
    Accounts receivable, net                      6,012             -         29,645
    Unbilled work in process                          -             -          3,086
    Notes receivable - employees                      -             -            202
    Deferred tax asset                                -             -          6,497
    Prepaid expenses and other
      current assets                                466             -          2,046
                                              ----------     ---------      ---------

      Total current assets                        6,490       (31,460)       135,540

Property and equipment, net                       1,636           509 (5)      9,395
Deferred tax asset                                  108             -            108
Intangibles, net                                      -        73,750 (6)    109,162
                                                                    -
Other assets                                          -             -            326
                                              ----------     ---------      ---------

          Total assets                          $ 8,234      $ 42,799       $ 254,531
                                              ==========     =========      =========

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Accounts payable and accrued expenses       $ 2,780       $ 1,830 (7)   $ 17,025
    Current portion of capital lease
      obligations                                     -             -            172
    Due to parent                                 5,417        (5,417)(8)          -
    Notes payable                                     -             -          1,032
    Income taxes payable                             96             -            223
    Deferred income tax liability                    67             -            462
    Deferred income                               1,318             -          2,137
                                              ----------     ---------      ---------

      Total current liabilities                   9,678        (3,587)        21,051
                                              ----------     ---------      ---------

Noncurrent liabilities
    Capital lease obligations                         -             -            163
    Deferred rent                                     -             -            507
    Other long-term liabilities                       -             -            140
                                              ----------     ---------      ---------

      Total noncurrent liabilities                    -             -            810
                                              ----------     ---------      ---------

      Total liabilities                           9,678        (3,587)        21,861
                                              ----------     ---------      ---------

Commitments and Contingencies

Stockholders' equity
    Common stock                                     16           (11)(9)         34
    Additional paid-in capital                        -        45,058 (9)    229,353
    Deferred compensation                             -          (121)(9)       (795)
    Retained earnings                            (1,460)        1,460 (9)      4,843
    Accumulated other comprehensive loss              -             -           (278)
    Receivables from stock option exercises           -             -           (487)
                                              ----------     ---------      ---------

      Total stockholders' equity                 (1,444)       46,386        232,670
                                              ----------     ---------      ---------

          Total liabilities and
            stockholders equity               $    8,234     $ 42,799       $ 254,531
                                              ==========     =========      =========




   The accompanying notes to unaudited pro forma combined condensed financial statements are an integral part of this balance sheet.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARIES

                          NOTES TO UNAUDITED PRO FORMA
                     COMBINED CONDENSED FINANCIAL STATEMENTS
                         (dollars in thousands, except
                                per share data)



(a) For information regarding Predictive's acquisition of Synet and the related Pro Forma Adjustments refer to the previously filed Form 8-K dated October 31, 2000, as amended by the Form 8-K/A dated January 2, 2001.



         The unaudited pro forma combined condensed statements of operations have been prepared to reflect the acquisition of Global as if this acquisition occurred on January 1, 1999. The unaudited pro forma combined condensed balance sheet was prepared to reflect the acquisition as of September 30, 2000. Global's historical financial statements were derived from its books and records and reflect:

         o The statement of operations of Global for the nine month period ended October 31, 2000;
         o The statement of operations of Global for the year ended Janaury 31, 2000; and
         o   The balance sheet of Global as of October 31, 2000.

The acquisition has been accounted for under the purchase method of accounting.

         The following is a summary of the adjustments reflected in the unaudited pro forma combined condensed statements of operations:

         1. Represents the amortization of the excess of the purchase price over the net tangible assets acquired.
         2. Represents the noncash compensation expense related to the issuance of Predictive options to Global option holders in exchange for the unvested portion of their Global options.
         3. Represents the increase in the number of outstanding shares of common stock to reflect the 5,240,275 shares issued to the stockholders of Global to fund the purchase price. The 551,048 Predictive options issued to Global option holders in exchange for their Global options was not included in the weighted average calculation as their effect would be antidilutive.

     The following is a summary of the adjustments reflected in the unaudited pro forma combined condensed balance sheet:

         4. Represents the cash portion of the purchase price paid to the seller.
         5. Adjustment to increase Global's book value to fair market value on date of acquisition.
         6. Represents the preliminary estimates of the excess purchase price over the fair value of net tangible assets acquired as follows -



    -------------------------------------------------------------------------------------------------
    Purchase price (including $1,830 of transaction expenses)                  $    78,232
    -------------------------------------------------------------------------------------------------
    Fair value of net tangible assets acquired                                       4,482
    -------------------------------------------------------------------------------------------------
    Excess of purchase price over net tangible assets acquired                 $    73,750
    -------------------------------------------------------------------------------------------------

    -------------------------------------------------------------------------------------------------



         Predictive believes that all significant assets and liabilities have been identified and, accordingly, that the final determination of the allocation of the Global purchase price should not vary materially from the preliminary estimate. Predictive anticipates finalizing the purchase price allocation upon completing the preparation and review of the December 14, 2000 (acquisition date) financial statements of Global.

         The identifiable assets are being amortized over their estimated useful lives. Intangible assets resulting from the excess of the purchase price over the fair value of the net assets acquired, including workforce, trade names, developed technology, customer lists and goodwill, are being amortized over a period of 3 to 5 years.

         Subsequent to the acquisition, Predictive will review the carrying values assigned to the intangibles assets to determine whether later events or circumstances have occurred that indicate that the balance of the intangible assets may be impaired. Predictive's principal considerations in determining the impairment of the intangible assets will include the strategic benefit to Predictive of the particular business as measured by expected undiscounted future cash flows. Predictive is not aware of any events or circumstances which would impair the intangible assets.


         7.  Represents the amount of estimated cost for legal and accounting services and other expenses associated with the acquisition.
         8.  Represents the elimination of payables not assumed by Predictive.
         9.  Reflects the adjustments to stockholders' equity as follows:




Common stock:
Elimination of Global common stock ............................................        $        (16)
Par value of 5.2 million shares of Predictive common stock
     issued at $0.001 par value per share in connection with the
     acquisition of Global ....................................................                   5
                                                                                       ------------
         Subtotal .............................................................                 (11)

Additional paid-in capital:

Additional paid-in capital from issuance of 5.2 million shares of Predictive
     common stock in connection with the acquisition of Global Integrity ......              42,703

Fair market value of 551,048 Predictive stock options issued to
     acquired employees .......................................................               2,355
                                                                                       ------------
         Subtotal .............................................................              45,058

Deferred compensation:

Deferred compensation of unvested portion of Predictive
     stock options granted to acquired employees ..............................                (121)

Retained earning (deficit):

Elimination of Global retained deficit ........................................               1,460
                                                                                       ------------


         Total ................................................................        $     46,386
                                                                                       ============